SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                               SCHEDULE 13D/A
                                    UNDER
                     THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 4)*

                           McLEODUSA INCORPORATED
                              (Name of Issuer)

                            CLASS A COMMON STOCK
                       (Title of class of securities)

                                 582266 10 2
                               (CUSIP Number)

                             Richard A. Lumpkin
                            121 South 17th Street
                           Mattoon, Illinois 61938
                                217-235-3366
               (Name, Address, and Telephone Number of person
              authorized to receive notices and communications)

                               January 7, 1999
           (Date of event which requires filing of this statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1 (b)(3) or
   (4), check the following box:   [__].

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).





   CUSIP No.   582266 10 2           13D                           Page 2


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Richard A. Lumpkin

   2.   Check the appropriate box if a member of a group: (a)   [x]
                                                          (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):    [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:                    11,250 See Item 5.

   8.   Shared Voting Power:               2,245,081 See Item 5.

   9.   Sole Dispositive Power:               11,250 See Item 5.

   10.  Shared Dispositive Power:          4,745,401 See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                 4,756,651 See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                       [_]

   13.  Percent of Class represented by amount in Row (11):
                                       7.5%          See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2           13D                           Page 3


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Gail Gawthrop Lumpkin

   2.   Check the appropriate box if a member of a group:      (a)   [x]
                                                               (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):    [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:                 311,127   See Item 5.

   8.   Shared Voting Power:                     0   See Item 5.

   9.   Sole Dispositive Power:            311,127   See Item 5.

   10.  Shared Dispositive Power:                0   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                 311,127   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                 [_]

   13.  Percent of Class represented by amount in Row (11):
                                 0.5%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2           13D                           Page 4


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Benjamin I. Lumpkin

   2.   Check the appropriate box if a member of a group:      (a)   [x]
                                                               (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):    [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:                  76,885   See Item 5.

   8.   Shared Voting Power:                96,656   See Item 5.

   9.   Sole Dispositive Power:                  0   See Item 5.

   10.  Shared Dispositive Power:          173,541   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                 173,541   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                      [_]

   13.  Percent of Class represented by amount in Row (11):
                                 0.3% See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2           13D                           Page 5


   1. Name of Reporting Persons / I.R.S. Identification Nos. of Above Persons (Entities Only)

        Elizabeth L. Celio

   2.   Check the appropriate box if a member of a group:      (a)   [x]
                                                               (b)   [_]

   3.   SEC Use Only

   4.   Source of Funds:    00

   5.   Check box if disclosure of legal proceedings is required pursuant
        to Item 2(d) or 2(e):    [_]

   6.   Citizenship or Place of Organization:
             United States of America

        Number of Shares Beneficially Owned By Each Reporting Person
        With:

   7.   Sole Voting Power:                  76,884   See Item 5.

   8.   Shared Voting Power:                96,656   See Item 5.

   9.   Sole Dispositive Power:                  0   See Item 5.

   10.  Shared Dispositive Power:          173,540   See Item 5.

   11.  Aggregate Amount Beneficially Owned By Each Reporting Person:
                                 173,540   See Item 5.

   12. Check box if the aggregate amount in Row (11) excludes certain shares:
                                 [_]

   13.  Percent of Class represented by amount in Row (11):
                                 0.3%      See Item 5.

   14.  Type of Reporting Person:     IN





   CUSIP No.   582266 10 2           13D                           Page 6


   Item 1.   Security and Issuer.

             This statement relates to the Class A Common Stock, $.01 par value (the "Common Stock"), of McLeodUSA Incorporated, a Delaware corporation (the "Company"), whose principal executive offices are located at 6400 C Street, S.W., P.O. Box 3177, Cedar Rapids, Iowa 52406-3177.

             This statement also relates to options granted to Richard A. Lumpkin and Steven L. Grissom to purchase Common Stock (see Item 3).

   Item 2.   Identity and Background.

             This statement is being filed by Richard A. Lumpkin, as trustee or settlor, Benjamin I. Lumpkin, as trustee, and Elizabeth L. Celio (aka Elizabeth A. Lumpkin), as trustee of the respective trusts listed opposite such person's name in Item 5 below, and by Gail Gawthrop Lumpkin, individually, (each, a "Reporting Person").

             The name, residence or business address and present principal occupation or employment of each of the Former CCI Shareholders (as defined in Item 5 below), including the Reporting Persons, are set forth in Schedule A hereto. Similar information for each person who is a director or executive officer of The Lumpkin Foundation (the "Foundation") is also included in Schedule A. Each of the Former CCI Shareholder (including the Reporting Persons) is a citizen of the United States of America, except the Foundation, which is a not-for-profit corporation organized under the laws of Illinois. None of the Reporting Persons has and, to the knowledge of the Reporting Persons, none of the other Former CCI Shareholders nor any of the Foundation's directors or executive officers has, during the past five years, been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Item 3.   Source and Amount of Funds or Other Consideration.

             Except as indicated below, trusts of which one or more of the respective Reporting Persons are trustees or settlor (or has power under the applicable trust agreement to direct the vote and investments) as indicated in Item 5 below (the "Trusts") acquired the shares of Common Stock set forth opposite each Reporting Person's name in Item 5 below in exchange for shares of common stock, Series A cumulative preferred shares and/or Series B cumulative preferred shares of Consolidated Communications Inc., an Illinois corporation ("CCI"), on September 24, 1997 pursuant to an Agreement and Plan of





   CUSIP No.   582266 10 2           13D                           Page 7


   Reorganization dated as of June 14, 1997 by and among CCI, the Company and Eastside Acquisition Co. (the "Merger Agreement"). A copy of the Merger Agreement was filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed June 26, 1997.

             On September 24, 1997, Steven L. Grissom was granted a four year employee stock option by the Company to purchase 25,000 shares of Common Stock, at a price of $24.50 per share. This option vests in four equal installments; the option with respect to the first 6,250 shares vested on September 24, 1998.

             On December 3, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 40,000 shares of Common Stock, at a price of $35.25 per share. This option vests in four equal installments; the option with respect to the first 10,000 shares vested on September 25, 1998.

             On December 22, 1997, Richard A. Lumpkin was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $34.50 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares vested on December 22, 1998.

             On December 22, 1997, Steven L. Grissom was granted an employee stock option by the Company to purchase 5,000 shares of Common Stock at a price of $24.25 per share. This option vests in four equal installments; the option with respect to the first 1,250 shares will vest on October 12, 1999.

             Pursuant to the terms of the Richard A. Lumpkin 1993 Grantor Retained Annuity Trust of which Benjamin I. Lumpkin and Elizabeth A. Lumpkin were trustees, the Trust terminated on December 31, 1997, and one-half of the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to each of the Benjamin I. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, and the Elizabeth A. Lumpkin Holdback Trust under the Richard Anthony Lumpkin 1993 Grantor Retained Annuity Trust, of which Benjamin I. Lumpkin and Elizabeth L. Celio are trustees.

             Pursuant to the terms of the Margaret L. Keon 1993 Grantor Retained Annuity Trust of which Pamela K. Vitale and Joseph J. Keon, III were trustees, the Trust terminated on December 31, 1997, and the shares of Common Stock acquired by the Trust under the Merger Agreement were distributed to the beneficiaries or to Holdback Trusts for their benefit, as indicated in Item 5 below.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve trusts created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989 (the "Gallo Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each





   CUSIP No.   582266 10 2           13D                           Page 8


   Gallo Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Gallo Trust.

             Effective December 31, 1997, (i) Richard A. Lumpkin resigned as sole trustee of each of twelve Grandchildren's Trusts created under the Richard Adamson Lumpkin Trust Agreement dated September 5, 1980 (the "Grandchildren's Trusts"), (ii) Bank One, Texas N.A. was appointed trustee of each Grandchildren's Trust and (iii) Richard A. Lumpkin retained the power to direct the vote and investments by each Grandchildren's Trust. The Grandchildren's Trusts continue to hold an aggregate of 374,498 shares of Common Stock.

             On July 23, 1998, 311,127 shares of Common Stock were distributed, from the trust created under the Trust Agreement dated May 13, 1978 f/b/o Richard Anthony Lumpkin, to Gail Gawthrop Lumpkin, a beneficiary of that Trust.

             On September 11, 1998, Richard A. Lumpkin and Christina S. Duncan resigned as trustees under the Trust Agreement dated May 13, 1978 f/b/o Mary Lee Sparks, and Mary Lee Sparks and Steven L. Grissom became the trustees of that trust.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by the Gallo Trusts to individual beneficiaries of the respective Trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares received to one or more newly created charitable remainder unitrusts of which that person is sole trustee, as described under Item 5(c).
   On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts. The Gallo Trusts continue to hold an aggregate of 1,701,112 shares.

             On November 13, 1998, Robert J. Currey resigned as a trustee under the six 1990 Personal Income Trusts established by Margaret L. Keon, the two 1990 Personal Income Trusts established by Richard Anthony Lumpkin and the four 1990 Personal Income Trusts established by Mary Lee Sparks, each dated April 20, 1990 (the "1990 Personal Income Trusts"), and Steven L. Grissom became a trustee of those trusts. On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

   Item 4.   Purpose of Transaction.

             The Trusts acquired the Common Stock for investment purposes. After the issuance of the Common Stock pursuant to the Merger Agreement, Richard A. Lumpkin and Robert J. Currey, who were previously directors and executive officers of CCI, were elected directors and executive officers of the Company. Subject to the





   CUSIP No.   582266 10 2           13D                           Page 9


   restrictions on disposition of Common Stock which is subject to the provisions of the Stockholders' Agreements described below, any or all of the shares of Common Stock beneficially owned by each Reporting Person may be sold or otherwise disposed of from time to time. None of the Reporting Persons has any other plans or proposals which relate to or would result in any of the matters enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D. See Item 6 below for a description of the Stockholders' Agreements.

   Item 5.   Interest in Securities of Issuer.

             (a) As trustee or settlor (or by virtue of a power under the applicable trust agreement to direct the vote and investments or as agent with respect to the sale of shares) of the respective Trusts set forth opposite such Reporting Person's name below, Richard A. Lumpkin beneficially owns an aggregate of 4,756,651 shares of Common Stock (including an aggregate of 11,250 shares of Common Stock issuable under Mr. Lumpkin's employee stock options that are exercisable within 60 days), which represents approximately 7.5 percent of the 63,545,925 shares of Common Stock reported by the Company as outstanding on January 5, 1999. Gail Gawthrop Lumpkin individually beneficially owns 311,127 shares of Common Stock, which represents approximately 0.5 percent of the shares of Common Stock outstanding on January 5, 1999. Richard A. Lumpkin may also be deemed to be the beneficial owner of the shares of Common Stock owned by his wife, Gail Gawthrop Lumpkin. As trustee of the respective Trusts indicated opposite such Reporting Person's name below, Benjamin I. Lumpkin beneficially owns an aggregate of 173,541 shares of Common Stock, which represents approximately 0.3 percent of the shares of Common Stock outstanding on January 5, 1999. As trustee of the respective Trusts indicated opposite such Reporting Person's name below, Elizabeth L. Celio beneficially owns an aggregate of 173,540 shares of Common Stock, which represents approximately 0.3 percent of the shares of Common Stock outstanding on January 5, 1999.

             The former shareholders of CCI who acquired shares of Common Stock pursuant to the Merger Agreement or who, as described below, received distributions of shares of Common Stock prior to October 25, 1998 (collectively, the "Former CCI Shareholders"), MHC Investment Company, successor by merger to MWR Investments Inc., ("MHC"), Midwest Capital Group, Inc., IES Investments Inc. ("IES"), Clark E. McLeod and Mary E. McLeod, (collectively, the "1997 Principal Stockholders"), are parties to a Stockholders' Agreement dated as of June 14, 1997 and effective September 24, 1997, as amended by Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997 (the "1997 Stockholders' Agreement") and, accordingly, comprise a group (the "Stockholder Group") within the meaning of Section 13(d)(3) of the Exchange Act. Collectively, insofar as is known to the Reporting Persons, the 1997 Principal Stockholders beneficially own a total of 35,099,917 shares of Common Stock, which represents 55.2 percent of such shares of Common Stock outstanding on January 5, 1999. In





   CUSIP No.   582266 10 2           13D                          Page 10


   addition, the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders (collectively, the "1998 Principal Stockholders")are parties to a Stockholders' Agreement, dated as of November 18, 1998 (the "1998 Stockholders' Agreement"). The Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin are also parties to a Stockholders' Agreement with M/C Investors L.L.C. and Media/ Communications Partners III Limited Partnership, dated as of January 7, 1999 (the "1999 Stockholders' Agreement" and, together with the 1997 Stockholders' Agreement and the 1998 Stockholders' Agreement, the "Stockholders' Agreements"). The other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, are expected to become parties to the 1999 Stockholders' Agreement but had not yet executed the 1999 Stockholders' Agreement at the time of this filing.

             The following table sets forth information regarding the shares of Common Stock beneficially owned by the 1997 Principal Stockholders (including the Reporting Persons). Separately set forth below are shares beneficially owned by the Reporting Persons and others, which shares are not subject to the terms of the Stockholders' Agreements. Except as indicated, beneficial ownership by the Former CCI Shareholders reflects their status as trustees of the respective trusts set forth opposite their names in the table. The information shown in the table with respect to each 1997 Principal Stockholder who is not a former CCI shareholder (the "Other 1997 Principal Stockholders") is based on the most recent Schedule 13D or Amendment thereto filed by such person that has come to the attention of the Reporting Persons. Reference is made to such filings for further information as to such Other 1997 Principal Stockholders.


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Gail Gawthrop Lumpkin   N/A                                      Sole           311,127            0.5

       Mary Lee Sparks and     Trust Agreement dated May 13,           Shared          332,209            0.5
       Steven L. Grissom          1978 f/b/o Mary Lee Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Joseph John Keon
       and investments)           III

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Katherine
       and investments)           Stoddert Keon





     CUSIP No.   582266 10 2           13D                          Page 11


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Lisa Anne Keon
       and investments)

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Margaret Lynley
       and investments)           Keon

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Pamela Keon
       and investments)           Vitale

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           23,403            0.00
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Susan Tamara Keon
       and investments)           DeWyngaert

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           54,688            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Benjamin Iverson
       and investments)           Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           54,688            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Elizabeth
       and investments)           Arabella Lumpkin

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Anne Romayne
       and investments)           Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Barbara Lee
       and investments)           Sparks

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared           31,176            0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o Christina Louise
       and investments)           Sparks





     CUSIP No.   582266 10 2           13D                          Page 12


         Reporting Person                                            Voting and       Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Richard Adamson Lumpkin                 Shared          31,176             0.1
       Richard A. Lumpkin         Grandchildren's Trust dated
       (power to direct vote      9/5/80 f/b/o John Woodruff
       and investments)           Sparks

       Bank One, Texas NA;     Trust named for Joseph John Keon        Shared          169,891            0.3
       Richard A. Lumpkin         III created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Katherine               Shared          169,891            0.3
       Richard A. Lumpkin         Stoddert Keon created under
       (power to direct vote      the Mary Green Lumpkin Gallo
       and investments)           Trust Agreement dated
                                  December 29, 1989

       Bank One, Texas NA;     Trust named for Lisa Anne Keon          Shared           54,891            0.2
       Richard A. Lumpkin         created under the Mary Green
       (power to direct vote      Lumpkin Gallo Trust Agreement
       and investments)           dated December 29, 1989

       Bank One, Texas NA;     Trust named for Margaret Lynley         Shared          154,891            0.2
       Richard A. Lumpkin         Keon created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Pamela Keon             Shared          154,891            0.2
       Richard A. Lumpkin         Vitale created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Susan Tamara Keon       Shared          154,891            0.2
       Richard A. Lumpkin         created under the Mary Green
       (power to direct vote      Lumpkin Gallo Trust Agreement
       and investments)           dated December 29, 1989

       Bank One, Texas NA;     Trust named for Benjamin Iverson        Shared          308,965            0.5
       Richard A. Lumpkin         Lumpkin created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989





     CUSIP No.   582266 10 2           13D                          Page 13


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Trust named for Elizabeth               Shared          308,965            0.5
       Richard A. Lumpkin         Arabella Lumpkin created under
       (power to direct vote      the Mary Green Lumpkin Gallo
       and investments)           Trust Agreement dated
                                  December 29, 1989

       Bank One, Texas NA;     Trust named for Anne Romayne            Shared           93,459            0.2
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Barbara Lee             Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for Christina Louise        Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Bank One, Texas NA;     Trust named for John Woodruff           Shared           43,459            0.1
       Richard A. Lumpkin         Sparks created under the Mary
       (power to direct vote      Green Lumpkin Gallo Trust
       and investments)           Agreement dated December 29,
                                  1989

       Benjamin I. Lumpkin     Benjamin I. Lumpkin Holdback            Shared           48,328            0.1
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Benjamin I. Lumpkin     Elizabeth A. Lumpkin Holdback           Shared           48,328            0.1
       and Elizabeth L.        Trust under the Richard Anthony
       Celio                   Lumpkin 1993 Grantor Retained
                               Annuity Trust

       Mary Lee Sparks         N/A                                      Sole           196,678            0.3

       Anne R. Whitten         N/A                                      Sole            22,359            0.00

       Barbara L. Federico     N/A                                      Sole            22,360            0.00

       Christina L. Duncan     N/A                                      Sole            22,359            0.00

       John W. Sparks          N/A                                      Sole            22,360            0.00

       Margaret L. Keon        Margaret Lumpkin Keon Trust dated        Sole           506,461            0.8
       (settlor and trustee)      May 13, 1978





     CUSIP No.   582266 10 2           13D                          Page 14


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Pamela K. Vitale and    Joseph J. Keon, III Holdback            Shared          16,057             0.00
       Joseph J. Keon III      Trust under Margaret L. Keon 1993
                               Grantor Retained Annuity Trust

       Pamela K. Vitale and    Katherine S. Keon Holdback Trust        Shared          16,057             0.00
       Joseph J. Keon III      under Margaret L. Keon 1993
                               Grantor Retained Annuity Trust

       Pamela K. Vitale        N/A                                      Sole           16,058             0.00

       Liese A. Keon           N/A                                      Sole           16,058             0.00

       Susan T. DeWyngaert     N/A                                      Sole           16,058             0.00

       Margaret Lynley Keon    N/A                                      Sole           16,058             0.00

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Joseph John Keon III dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Katherine Stoddert Keon
       (power to direct sale      dated April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Lisa Anne Keon dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Margaret Lynley Keon dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared          75,037             0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Pamela Keon Vitale dated
       (power to direct sale      April 20, 1990
       of shares)





     CUSIP No.   582266 10 2           13D                          Page 15


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Steven L. Grissom and   Margaret L. Keon 1990 Personal          Shared           75,037            0.1
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Susan Tamara Keon
       (power to direct sale      DeWyngaert dated April 20,
       of shares)                 1990

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       David R. Hodgman;          Personal Income Trust for the
       Richard A. Lumpkin         Benefit of Benjamin Iverson
       (power to direct sale      Lumpkin dated April 20, 1990
       of shares)

       Steven L. Grissom and   Richard Anthony Lumpkin 1990            Shared          724,601            1.2
       David R. Hodgman;          Personal Income Trust for the
       Richard A. Lumpkin         Benefit of Elizabeth Arabella
       (power to direct sale      Lumpkin dated April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Anne Romayne Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Barbara Lee Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of Christina Louise Sparks
       (power to direct sale      dated April 20, 1990
       of shares)

       Steven L. Grissom and   Mary Lee Sparks 1990 Personal           Shared          150,224            0.2
       David R. Hodgman;          Income Trust for the Benefit
       Richard A. Lumpkin         of John Woodruff Sparks dated
       (power to direct sale      April 20, 1990
       of shares)

       Bank One, Texas NA;     Richard Anthony Lumpkin Trust           Shared            1,822            0.00
       Richard A. Lumpkin         under the Trust Agreement
       n (power to direct         dated February 6, 1970
       vote and investments)





     CUSIP No.   582266 10 2           13D                          Page 16


         Reporting Person                                           Voting and        Number of       Percent of
         and Other Former                                           Dispositive       Shares of       Outstanding
         CCI Shareholders                    Trust                     Powers       Common Stock     Common Stock

       Bank One, Texas NA;     Margaret Anne Keon Trust under          Shared           60,619            0.1
       Richard A. Lumpkin         the Trust Agreement dated
       (power to direct vote      February 6, 1970
       and investments)

       Bank One, Texas NA;     Mary Lee Sparks Trust under the         Shared          107,030            0.2
       Richard A. Lumpkin         Trust Agreement dated
       (power to direct vote      February 6, 1970
       and investments)

       The Lumpkin             N/A                                      Sole           196,164            0.3
       Foundation

       Richard A. Lumpkin      N/A                                      Sole            11,250 (1)        0.00

       Steven L. Grissom       N/A                                      Sole             7,056 (2)        0.00


   (1) Consists of 11,250 shares underlying presently exercisable option.

   (2)  Includes 6,250 shares underlying presently exercisable option.

   The following shares of Common Stock are beneficially owned by the Other 1997 Principal Stockholders:


                                                                    Voting and        Number of       Percent of
          Other Principal                                           Dispositive       Shares of       Outstanding
           Stockholders                      Trust                     Powers       Common Stock     Common Stock

       Clark E. McLeod and     N/A                                    Sole and        9,330,734          14.8
       Mary E. McLeod                                                  Shared

       IES Investments, Inc.   N/A                                      Sole         10,245,457          16.3

       MHC Investment          N/A                                      Sole          7,634,491          12.0
       Company


             In addition to the shares of Common Stock listed above that are held subject to the 1997 Stockholders' Agreement, the 1998 Stockholders' Agreement or both, the following shares, which were transferred after September 24, 1998 are not subject to the provisions of either the 1997 Stockholders' Agreement or the 1998 Stockholders' Agreement:





   CUSIP No.   582266 10 2           13D                          Page 17


                                                                    Voting and        Number of       Percent of
                                                                    Dispositive       Shares of       Outstanding
         Reporting Person                    Trust                     Powers       Common Stock     Common Stock

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT        Sole           76,885             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct
       sale of shares)

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT         Sole           76,884             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct
       sale of shares)

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT             Sole           61,884             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct
       sale of shares)

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated        Sole           61,884             0.1
       Steven L. Grissom               October 27, 1998
       (power to direct
       sale of shares)

       Margaret Lynley Keon    Margaret Lynley Keon 1998                Sole           76,884             0.1
       Steven L. Grissom               NIM-CRUT dated
       (power to direct                October 27, 1998
       sale of shares)

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse          Sole           76,884             0.1
       Steven L. Grissom               CRUT dated October 27,
       (power to direct                1998
       sale of shares)

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT        Sole           76,886             0.1
       Steven L. Grissom               dated October 27, 1998
       (power to direct
       sale of shares)

       Liese A. Keon           Liese A. Keon 1998 CRUT dated            Sole          176,884             0.3
       Steven L. Grissom               October 27, 1998
       (power to direct
       sale of shares)

       Barbara S. Federico     Barbara S. Federico 1998 Spouse          Sole          226,885             0.4
       Steven L. Grissom               CRUT dated October 27,
       (power to direct                1998
       sale of shares)

       Anne S. Whitten         Anne S. Whitten 1998 Spouse              Sole          176,886             0.3
       Steven L. Grissom               NIM-CRUT dated
       (power to direct                October 27, 1998
       sale of shares)

   CUSIP No.   582266 10 2           13D                          Page 18


       John W. Sparks          John W. Sparks 1998 Spouse               Sole           70,962             0.1
       Steven L. Grissom               NIM-CRUT dated
       (power to direct                October 27, 1998
       sale of shares)

       John W. Sparks          John W. Sparks 1998 Spouse CRUT          Sole          155,923             0.3
       Steven L. Grissom               dated October 27, 1998
       (power to direct
       sale of shares)

       Christina S. Duncan     Christina S. Duncan 1998 Spouse          Sole          226,885             0.4
       Steven L. Grissom               CRUT dated October 27,
       (power to direct                1998
       sale of shares)

       (b)   The number of shares of Common Stock which Richard A. Lumpkin has:

 (i)     sole power to vote or direct the vote                          11,250

 (ii)    shared power to vote or direct the vote                     2,245,081

 (iii)   sole power to dispose or direct the disposition                11,250

 (iv)    shared power to dispose or direct the disposition           4,745,401

          The number of shares of Common Stock which Gail Gawthrop Lumpkin has:

 (i)     sole power to vote or direct the vote                         311,127

 (ii)    shared power to vote or direct the vote                             0

 (iii) sole power to dispose or direct the disposition                 311,127

 (iv)    shared power to dispose or direct the disposition                   0


           The number of shares of Common Stock which Benjamin I. Lumpkin has:

 (i)     sole power to vote or direct the vote                          76,885

 (ii)    shared power to vote or direct the vote                        96,656

 (iii)   sole power to dispose or direct the disposition                     0

 (iv)    shared power to dispose or direct the disposition             173,541


           The number of shares of Common Stock which Elizabeth L. Celio has:

 (i)     sole power to vote or direct the vote                          76,884

 (ii)    shared power to vote or direct the vote                        96,656

 (iii)   sole power to dispose or direct the disposition                     0

 (iv)    shared power to dispose or direct the disposition             173,540

          (c) The Reporting Persons and other Former CCI Shareholders acquired an aggregate of 8,488,596 shares of Common Stock as set forth in the table in Item 5(a) above on September 24, 1997, pursuant to the Merger Agreement. Effective December 31, 1997, an aggregate of 282,440 shares of the Common Stock were distributed upon termination of three 1993 Grantor Retained Annuity Trusts to certain Former CCI Shareholders as follows:





   CUSIP No.   582266 10 2           13D                          Page 19


               Distributing Trust                    Number of                       Distributee
                                                       Shares

       Richard Anthony Lumpkin 1993 Grantor            48,328      Benjamin I. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Richard Anthony Lumpkin 1993 Grantor            48,328      Elizabeth A. Lumpkin Holdback Trust under the Richard
       Retained Annuity Trust                                      Anthony Lumpkin 1993 Grantor Retained Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Anne R. Whitten
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      Barbara L. Federico
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,359      Christina L. Duncan
       Annuity Trust

       Mary Lee Sparks 1993 Grantor Retained           22,360      John W. Sparks
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Joseph J. Keon, III Holdback Trust under the
       Annuity Trust                                               Margaret L. Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,057      Katherine S. Keon Holdback Trust under the Margaret L.
       Annuity Trust                                               Keon 1993 Grantor Retained Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Pamela K. Vitale
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Liese A. Keon
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Susan T. DeWyngaert
       Annuity Trust

       Margaret L. Keon 1993 Grantor Retained          16,058      Margaret Lynley Keon
       Annuity Trust


                      Between November 24, 1998 and December 1, 1998, the 1990 Personal Income Trusts sold an aggregate of 51,800 shares of Common
   Stock in market transactions pursuant to Rule 144 under the Securities
   Act of 1933 (the "Securities Act"). These transactions are further described below:



   CUSIP No.   582266 10 2           13D                          Page 20





                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            490            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            341            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            816            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            653            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Joseph John Keon III dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            490            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            341            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            816            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            653            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Katherine Stoddert Keon dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            490            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98            341            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990



     CUSIP No.   582266 10 2           13D                          Page 21



                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98          816              33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           653             34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Lisa Anne Keon dated April 20,
       sale of shares)                1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           490             33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           341             33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           816             33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           653             34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Margaret Lynley Keon dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           440             33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           306             33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           736             33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/24/98           588             34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990





     CUSIP No.   582266 10 2           13D                          Page 22


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98           115             33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98           115             33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Pamela Keon Vitale dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98           720             33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     11/25/98           715             33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98           291             30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98           298             30.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Margaret L. Keon 1990 Personal     12/01/98           276             30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Susan Tamara Keon DeWyngaert
       sale of shares)                dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98         2,152             33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98         1,493             33.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990





     CUSIP No.   582266 10 2           13D                          Page 23


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98         3,586            33.88
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98         2,869            34.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Benjamin Iverson
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98           248            33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98           172            33.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98           414            33.88
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/24/98           331            34.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/25/98           835            33.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/25/98           830            33.75
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98           250            30.94
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990





     CUSIP No.   582266 10 2           13D                          Page 24


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98           871             31.13
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98         1,310             31.50
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98           312             31.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       11/30/98           127             31.31
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98         1,480             30.38
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98         1,517             30.25
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Richard Anthony Lumpkin 1990       12/01/98         1,403             30.38
       R. Hodgman; Richard A.         Personal Income Trust for the
       Lumpkin (power to direct       Benefit of Elizabeth Arabella
       sale of shares)                Lumpkin dated April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98           948             33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98           658             33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990





     CUSIP No.   582266 10 2           13D                          Page 25


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,580            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,264            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Anne Romayne Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            948            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            658            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,580            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98          1,264            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Barbara Lee Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            504            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            349            33.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            840            33.88
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990





     CUSIP No.   582266 10 2           13D                          Page 26


                                                                                           Number of
                                                                         Date of           Shares of        Price per
       Reporting Person                       Trust                    Transaction        Common Stock    Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/24/98            672            34.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/25/98            835            33.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/25/98            835            33.75
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             36            30.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98            126            31.13
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98            190            31.50
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             45            31.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             18            31.31
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       Christina Louise Sparks dated
       sale of shares)                April 20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              5            30.94
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990





     CUSIP No.   582266 10 2           13D                          Page 27


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction     Common Stock    Share or Unit

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             15            31.13
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98             24            31.50
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              5            31.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      11/30/98              1            31.31
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,480            30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,517            30.25
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990

       Steven L. Grissom and David    Mary Lee Sparks 1990 Personal      12/01/98          1,403            30.38
       R. Hodgman; Richard A.         Income Trust for the Benefit of
       Lumpkin (power to direct       John Woodruff Sparks dated April
       sale of shares)                20, 1990


                 On November 30, 1998 and December 1, 1998, the Gallo Trusts sold an aggregate of 18,400 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:





   CUSIP No.   582266 10 2           13D                          Page 28


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98            94             $30.94
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98           329             31.13
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98           493             31.50
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98           118             31.25
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   11/30/98            46             31.31
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98           108             30.38
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98           110             30.25
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Joseph John Keon   12/01/98           102             30.38
       A. Lumpkin (power to direct    III created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            94             30.94
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 29


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            329            31.13
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            493            31.50
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98            118            31.25
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          11/30/98             46            31.31
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            108            30.38
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            110            30.25
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Katherine          12/01/98            102            30.38
       A. Lumpkin (power to direct    Stoddert Keon created under the
       vote and investments)          Mary Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98             94            30.94
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989





     CUSIP No.   582266 10 2           13D                          Page 30


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            329            31.13
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            493            31.50
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98            118            31.25
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     11/30/98             46            31.31
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            108            30.38
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            110            30.25
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Lisa Anne Keon     12/01/98            102            30.38
       A. Lumpkin (power to direct    created under the Mary Green
       vote and investments)          Lumpkin Gallo Trust Agreement
                                      dated December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98             94            30.94
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            327            31.13
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 31


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            491            31.50
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98            117            31.25
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    11/30/98             46            31.31
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            108            30.38
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            113            30.25
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Margaret Lynley    12/01/98            104            30.38
       A. Lumpkin (power to direct    Keon created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98             94            30.94
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            327            31.13
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 32


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock      Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            491            31.50
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98            117            31.25
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        11/30/98             46            31.31
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            109            30.38
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            112            30.25
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Pamela Keon        12/01/98            104            30.38
       A. Lumpkin (power to direct    Vitale created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98             93            30.94
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            327            31.13
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989





     CUSIP No.   582266 10 2           13D                          Page 33


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            491            31.50
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98            117            31.25
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       11/30/98             47             31.31
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            109             30.38
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            112             30.25
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Susan Tamara       12/01/98            104             30.38
       A. Lumpkin (power to direct    Keon DeWyngaert created
       vote and investments)          under the Mary Green Lumpkin
                                      Gallo Trust Agreement dated
                                      December 29, 1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            175             30.94
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            610             31.13
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 34


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            912            31.50
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98            216            31.25
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Benjamin Iverson   11/30/98             87            31.31
       A. Lumpkin (power to direct    Lumpkin created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            175            30.94
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            610            31.13
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            912            31.50
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989
       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98            216            31.25
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989

       Bank One, Texas, NA; Richard   Trust named for Elizabeth          11/30/98             87            31.31
       A. Lumpkin (power to direct    Arabella Lumpkin created under
       vote and investments)          the Mary Green Lumpkin Gallo
                                      Trust Agreement dated December
                                      29, 1989





     CUSIP No.   582266 10 2           13D                          Page 35


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98            458            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98             685           31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98             163           31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Anne Romayne       11/30/98              64           31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98             130           30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98             458           31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98             684           31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 36


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Barbara Lee        11/30/98             65            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            457            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            685            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for Christina Louise   11/30/98             65            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            130            30.94
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989





     CUSIP No.   582266 10 2           13D                          Page 37


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            457            31.13
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            684            31.50
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98            163            31.25
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

       Bank One, Texas, NA; Richard   Trust named for John Woodruff      11/30/98             66            31.31
       A. Lumpkin (power to direct    Sparks created under the Mary
       vote and investments)          Green Lumpkin Gallo Trust
                                      Agreement dated December 29,
                                      1989

               On November 30, 1998, the Grandchildren's Trusts sold an aggregate of 3,200 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act. These transactions are further described below:




     CUSIP No.   582266 10 2           13D                          Page 38


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            $30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             61            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Joseph John Keon
                                      III

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             61            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon





     CUSIP No.   582266 10 2           13D                          Page 39


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                     Transaction    Common Stock    Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             9             31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Katherine Stoddert
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            17             30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            60             31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            91             31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            21             31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            11             31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Lisa Anne Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            17             30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            60             31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            91             31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            21             31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            11             31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Margaret Lynley
                                      Keon





     CUSIP No.   582266 10 2           13D                          Page 40


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             92            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Pamela Keon Vitale

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             60            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             92            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             22            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98              9            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Susan Tamara Keon
                                      DeWyngaert

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             35            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            122            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin





     CUSIP No.   582266 10 2           13D                          Page 41


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock      Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            183            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             43            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Benjamin Iverson
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             35            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            122            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            183            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             43            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             17            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Elizabeth Arabella
                                      Lumpkin

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks





     CUSIP No.   582266 10 2           13D                          Page 42


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock      Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            138            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             13            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Anne Romayne Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            138            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             13            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Barbara Lee  Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91             31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            137            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks





     CUSIP No.   582266 10 2           13D                          Page 43


                                                                                        Number of
                                                                         Date of        Shares of        Price per
       Reporting Person                       Trust                    Transaction    Common Stock     Share or Unit

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             14            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o Christina Louise
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             26            30.94
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             91            31.13
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98            135            31.50
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks

       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             32            31.25
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks
       Bank One, Texas, NA; Richard   Richard Adamson Lumpkin            11/30/98             16            31.31
       A. Lumpkin (power to direct    Grandchildren's Trust dated
       vote and investments)          9/5/80 f/b/o John Woodruff
                                      Sparks


             On December 1, 1998, the Margaret Lumpkin Keon Trust, dated May 13, 1978, contributed 1,600 shares of Common Stock to charity.

             On January 4, 1999, Steven L. Grissom acquired 806 shares of Common Stock at approximately $27.90 per share, pursuant to the Company's Employee Stock Purchase Plan.

             On October 27, 1998, an aggregate of 1,820,000 shares of Common Stock were distributed by various trusts created under the Mary Green Gallo Trust Agreement dated December 29, 1989, to individual beneficiaries of the respective trust. Concurrently, also on October 27, 1998, each of such beneficiaries contributed the shares





   CUSIP No.   582266 10 2           13D                          Page 44


   received to one or more newly created charitable remainder unitrusts as follows:



                                                 Number of                                    Trust Receiving
                   Distributing Trust             Shares         Beneficiary                    Contribution

       Trust named for Benjamin Iverson Lumpkin      100,000    Benjamin I. Lumpkin   Benjamin I. Lumpkin 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Elizabeth Arabella            100,000    Elizabeth L. Celio    Elizabeth L. Celio 1998 NIM-CRUT
       Lumpkin created under the Mary Green                                           dated October 27, 1998
       Gallo Trust Agreement dated December 29,
       1989

       Trust named for Joseph John Keon III          85,000     Joseph J. Keon III    Joseph J. Keon III 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Katherine Stoddert Keon       85,000     Katherine S. Keon     Katherine S. Keon 1998 CRUT dated
       created under the Mary Green Gallo Trust                                       October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Margaret Lynley Keon          100,000    Margaret Lynley       Margaret Lynley Keon 1998 NIM-CRUT
       created under the Mary Green Gallo Trust                 Keon                  dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Susan Tamara Keon created     100,000    Susan K. DeWyngaert   Susan K. DeWyngaert 1998 Spouse CRUT
       DeWyngaert under the Mary Green Gallo Trust                                               dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Pamela Keon Vitale            100,000    Pamela K. Vitale      Pamela K. Vitale 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Lisa Anne Keon created        200,000    Liese A. Keon         Liese A. Keon 1998 CRUT dated
       under the Mary Green Gallo Trust                                               October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Barbara Lee Sparks            250,000    Barbara S. Federico   Barbara S. Federico 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Anne Romayne Sparks           200,000    Anne S. Whitten       Anne S. Whitten 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for John Woodruff Sparks          75,000     John W. Sparks        John W. Sparks 1998 Spouse NIM-CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989





     CUSIP No.   582266 10 2           13D                          Page 45


                                                   Number of                                    Trust Receiving
                   Distributing Trust                Shares         Beneficiary                   Contribution

       Trust named for John Woodruff Sparks          175,000    John W. Sparks        John W. Sparks 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989

       Trust named for Christina Louise Sparks       250,000    Christina S. Duncan   Christina S. Duncan 1998 Spouse CRUT
       created under the Mary Green Gallo Trust                                       dated October 27, 1998
       Agreement dated December 29, 1989


             Between January 8, 1999 and January 15, 1999, the newly created charitable remainder unitrusts described above, together with the Foundation, sold an aggregate of 102,500 shares of Common Stock in market transactions pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). These transactions are further described below:


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/08/99            769           $35.00
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/11/99          1,154            35.13
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/12/99          1,923            36.00
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/13/99          1,923            35.00
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/14/99          1,538            36.50
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998 NIM-CRUT      01/14/99            385            36.75
                                       dated October 27, 1998

       Benjamin I. Lumpkin     Benjamin I. Lumpkin 1998               01/15/99            192            37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/08/99            769            35.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/11/99          1,154            35.13
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/12/99          1,923            36.00
                                       dated October 27, 1998





     CUSIP No.   582266 10 2           13D                          Page 46


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/13/99          1,923            35.00
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/14/99          1,538            36.50
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/14/99            385            36.75
                                       dated October 27, 1998

       Elizabeth L. Celio      Elizabeth L. Celio 1998 NIM-CRUT       01/15/99            193            37.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/08/99            769            35.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/11/99          1,154            35.13
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/12/99          1,923            36.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/13/99          1,923            35.00
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/14/99          1,539            36.50
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/14/99            384            36.75
                                       dated October 27, 1998

       Joseph J. Keon III      Joseph J. Keon III 1998 CRUT           01/15/99            193            37.00
                               dated October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/08/99            769            35.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/11/99          1,154            35.13
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/12/99          1,923            36.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/13/99          1,923            35.00
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/14/99          1,539            36.50
                                       October 27, 1998

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/14/99            384            36.75
                                       October 27, 1998





     CUSIP No.   582266 10 2           13D                          Page 47


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Katherine S. Keon       Katherine S. Keon 1998 CRUT dated      01/15/99            193            37.00
                               October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/08/99            769            35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/11/99          1,154            35.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/12/99          1,923            36.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/13/99          1,923            35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/14/99          1,539            36.50
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/14/99            384            36.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Margaret Lynley Keon    Margaret Lynley Keon 1998              01/15/99            193            37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/08/99            769            35.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/11/99          1,154            35.13
                                       CRUT dated October 27,
                                       1998
       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/12/99          1,923            36.00
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/13/99          1,923            35.00
                                       CRUT dated October 27,
                                       1998





     CUSIP No.   582266 10 2           13D                          Page 48


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/14/99          1,539            36.50
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/14/99            384            36.75
                                       CRUT dated October 27,
                                       1998

       Susan K. DeWyngaert     Susan K. DeWyngaert 1998 Spouse        01/15/99            193            37.00
                                       CRUT dated October 27,
                                       1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/08/99            770            35.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/11/99          1,153            35.13
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/12/99          1,923            36.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/13/99          1,923            35.00
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/14/99          1,538            36.50
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/14/99            385            36.75
                                       dated October 27, 1998

       Pamela K. Vitale        Pamela K. Vitale 1998 Spouse CRUT      01/15/99            192            37.00
                               dated October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/08/99            769            35.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/11/99          1,154            35.13
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/12/99          1,923            36.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/13/99          1,924            35.00
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/14/99          1,539            36.50
                                       October 27, 1998

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/14/99            384            36.75
                                       October 27, 1998





     CUSIP No.   582266 10 2           13D                          Page 49


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Liese A. Keon           Liese A. Keon 1998 CRUT dated          01/15/99            192            37.00
                                       October 27, 1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/08/99            770            35.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/11/99          1,154            35.13
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/12/99          1,923            36.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/13/99          1,923            35.00
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/14/99          1,538            36.50
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/14/99            385            36.75
                                       CRUT dated October 27,
                                       1998

       Barbara S. Federico     Barbara S. Federico 1998 Spouse        01/15/99            192            37.00
                                       CRUT dated October 27,
                                       1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/08/99            770            35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/11/99          1,153            35.13
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/12/99          1,923            36.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/13/99          1,923            35.00
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/14/99          1,538            36.50
                                       NIM-CRUT dated
                                       October 27, 1998





     CUSIP No.   582266 10 2           13D                          Page 50


                                                                                      Number of
                                                                      Date of         Shares of        Price per
         Reporting Person                    Trust                  Transaction     Common Stock         Share

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/14/99            385            36.75
                                       NIM-CRUT dated
                                       October 27, 1998

       Anne S. Whitten         Anne S. Whitten 1998 Spouse            01/15/99            192            37.00
                                       NIM-CRUT dated
                                       October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/08/99            769            35.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/11/99          1,154            35.13
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 Spouse CRUT        01/12/99          1,923            36.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/13/99          1,923            35.00
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/14/99          1,538            36.50
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/14/99            385            36.75
                                       dated October 27, 1998

       John W. Sparks          John W. Sparks 1998 NIM-CRUT           01/15/99            192            37.00
                                       dated October 27, 1998


       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/08/99            769            35.00
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/11/99          1,154            35.13
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/12/99          1,923            36.00
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/13/99          1,923            35.00
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/14/99          1,539            36.50
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/14/99            384            36.75
                                       CRUT dated October 27,
                                       1998

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/15/99            192            37.00
                                       CRUT dated October 27,
	                               1998






     CUSIP No.   582266 10 2           13D                          Page 51


       The Lumpkin             N/A                                    01/08/99            769            35.00
       Foundation

       Christina S. Duncan     Christina S. Duncan 1998 Spouse        01/11/99          1,154            35.13
                                       CRUT dated October 27,
                                       1998

       The Lumpkin             N/A                                    01/11/99          1,154            35.13
       Foundation

       The Lumpkin             N/A                                    01/12/99          1,924            36.00
       Foundation
       The Lumpkin             N/A                                    01/13/99          1,923            35.00
       Foundation

       The Lumpkin             N/A                                    01/14/99          1,538            36.50
       Foundation

       The Lumpkin             N/A                                    01/14/99            385            36.75
       Foundation

       The Lumpkin             N/A                                    01/15/99            192            37.00
       Foundation


             Except for these transactions, none of the Reporting Persons or to their knowledge any of the other Former CCI Shareholders has effected any transaction in the Common Stock during the past 60 days. The Reporting Persons have no information as to whether any of the other 1997 Principal Stockholders has effected any other transactions in the Common Stock during the past 60 days.

             (d)  Not applicable.

             (e)  Not applicable.



   Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

             The 1997 Principal Stockholders (including the Reporting Persons) and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1997 Principal Stockholder (exclusive of shares transferred to such stockholder after September 24, 1998), entered into the 1997 Stockholders' Agreement, effective September 24, 1997. Pursuant to the 1997 Stockholders' Agreement, each of the distributees of shares from a 1993 Grantor Retained Annuity Trust (as described in Item 5(c) above) and Gail Gawthrop Lumpkin have agreed, as a condition to the transfer of the





   CUSIP No.   582266 10 2           13D                          Page 52


   shares, to be bound by the terms of the 1997 Stockholders' Agreement. The 1997 Stockholders' Agreement provides that each 1997 Principal Stockholder, for so long as such 1997 Principal Stockholder owns at least 10% (treating Richard A. Lumpkin and the other Former CCI Shareholders as a single 1997 Principal Stockholder for this purpose) of the outstanding capital stock of the Company (but in no event longer than three years), shall vote such 1997 Principal Stockholder's stock and take all action within its power to: (i) establish the size of the Board of Directors of the Company at up to eleven directors;
   (ii) cause to be elected to the Board of Directors of the Company one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be elected to the Board of Directors of the Company one director designated by MHC (for so long as MHC owns at least 10% of the outstanding capital stock of the Company); (iv) cause Richard A. Lumpkin to be elected to the Board of Directors of the Company (for so long as Mr. Lumpkin and the other Former CCI Shareholders collectively own at least 10% of the outstanding capital stock of the Company); (v) cause to be elected to the Board of Directors of the Company three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. McLeod and Mary E. McLeod own at least 10% of the outstanding capital stock of the Company); and
   (vi) cause to be elected to the Board of Directors of the Company four non-employee directors nominated by the Board of Directors of the Company.

             The 1997 Stockholders' Agreement also provides that, for a period which ended September 24, 1998, subject to certain exceptions, the 1997 Principal Stockholders (including the Reporting Persons) would not sell or otherwise dispose of any equity securities of the Company without the consent of the Board of Directors of the Company.

             The foregoing description of the 1997 Stockholders'
   Agreement is qualified in its entirety by reference to the 1997 Stockholders' Agreement which was filed as an exhibit to the original filing of this Schedule and is incorporated herein by reference.

             The 1998 Principal Stockholders and the Company have, with respect to the respective shares of capital stock of the Company owned by each such 1998 Principal Stockholder, entered into the 1998
   Stockholders' Agreement, effective November 18, 1998.

             The 1998 Stockholders' Agreement provides that until
   December 31, 2001 (the "Expiration Date"), the 1998 Principal
   Stockholders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, ("Transfer"), any equity securities of the Company, or any other securities convertible into or exercisable for such equity securities, beneficially owned by such 1998 Principal Stockholder without receiving the prior written consent of the Board of Directors of the Company, except for certain permitted transfers as provided under the





   CUSIP No.   582266 10 2           13D                          Page 53


   1998 Stockholders' Agreement. The 1998 Stockholders' Agreement further provides that the Board of Directors shall determine on a quarterly basis commencing with the quarter ending December 31, 1998 and ending on the Expiration Date, the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate 150,000 shares per quarter) that the 1998 Principal Stockholders may Transfer during certain designated trading periods following the release of the Company's quarterly or annual financial results.

             The 1998 Stockholders' Agreement provides that to the extent the Board of Directors grants registration rights to a Principal Stockholder in connection with a Transfer of securities of the Company by such Principal Stockholder, it will grant similar registration rights to the other parties as set forth in the 1998 Stockholders' Agreement. In addition, the 1998 Stockholders' Agreement provides that the Board of Directors shall determine on an annual basis commencing with the year ending December 31, 1999 and ending on the Expiration Date (each such year, an "Annual Period"), the aggregate number, if any, of shares of Common Stock (not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Common Stock beneficially owned by the 1998 Principal Stockholders as of December 31, 1998) (the "Registrable Amount"), to be registered by the Company under the Securities Act, for Transfer by the 1998 Principal Stockholders. The 1998 Stockholders' Agreement also provides that in any underwritten primary offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto or other form which would not permit the inclusion of shares of Common Stock of the 1998 Principal Stockholders), the Company will give written notice of such offering to the 1998 Principal Stockholders and will undertake to register the shares of Common Stock of such parties up to the Registrable Amount, if any, as determined by the Board. The 1998 Stockholders' Agreement provides that the Company may subsequently determine not to register any shares of the 1998 Principal Stockholders under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed.

             The 1998 Stockholders' Agreement terminates on the Expiration Date. In addition, if during any Annual Period the Company has not provided a 1998 Principal Stockholder a reasonable opportunity to Transfer pursuant to the registration of securities under the Securities Act or pursuant to certain other provisions of the 1998 Stockholders' Agreement on the terms therein specified an aggregate number of shares of Common Stock equal to not less than 15% of the total number of shares of Common Stock beneficially owned by such 1998 Principal Stockholder as of December 31, 1998, then such 1998 Principal Stockholder may terminate the 1998 Stockholders' Agreement as applied to such 1998 Principal Stockholder within 10 business days following the end of any such Annual Period.





   CUSIP No.   582266 10 2           13D                          Page 54


             The 1998 Stockholders' Agreement also contains provisions relating to the designation and election of directors to the Company's Board of Directors which provisions take effect on the terms and under the circumstances specified therein.

             The foregoing description of the 1998 Stockholders'
   Agreement is qualified in its entirety by reference to the 1998 Stockholders' Agreement which was filed as an exhibit to the Company's Current Report on Form 8-K, filed on November 19, 1998, and is incorporated herein by reference.

             In connection with the Company's pending acquisition of Ovation Communications, Inc. ("Ovation"), the Company, IES Investments Inc., Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin and Gail G. Lumpkin have entered into the 1999 Stockholders' Agreement with certain Stockholders of Ovation pursuant to which, among other things, such Ovation stockholders agree to certain restrictions on the transfer of Common Stock and the designation and election of directors to the Company's Board of Directors. The other former CCI shareholders who are parties to the 1998 Stockholders' Agreement, along with certain permitted transferees, are expected to become parties to the 1999 Stockholders' Agreement but had not yet executed the 1999 Stockholders' Agreement at the time of this filing.

             The foregoing description of the 1999 Stockholders'
   Agreement is qualified in its entirety by reference to the 1999 Stockholders' Agreement which was filed as an exhibit to the Company's current Report on Form 8-K, filed on January 14, 1999, and is incorporated herein by reference.

             On or about October 28, 1998, the trustees of the charitable remainder unitrusts named Steven L. Grissom as agent with respect to the sale of shares from those trusts.

             On or about November 23, 1998, the trustees of the 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of shares from those trusts.

             Steven L. Grissom participates in the Company's Employee Stock Purchase Plan. Pursuant to such plan, he acquired 806 shares of Common Stock on January 4, 1999 at approximately $27.92 per share.


   Item 7.   Materials to be Filed as Exhibits.

        1. Stockholders' Agreement dated as of June 14, 1997, among the Company, other Former CCI Shareholders (including the Reporting Persons, IES, Midwest Capital Group, Inc., MHC, Clark E. McLeod and Mary E. McLeod, together with Amendment No. 1 to Stockholders' Agreement dated as of September 19, 1997. (Incorporated by reference to the Exhibit of the same number to the original Schedule 13D, filed October 6, 1997.)

   CUSIP No.   582266 10 2           13D                          Page 55



        2. Stockholders' Agreement, dated as of November 18, 1998, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin and certain former CCI shareholders and certain permitted transferees of former CCI shareholders listed on
   Schedule I thereto. (Incorporated by reference to the Exhibit 99.1 of the 8-K, filed by the Company on November 19, 1998.)

        3. Stockholders' Agreement, dated as of January 7, 1999, among the Company, IES, Clark E. McLeod, Mary E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C. and Media/Communications Partners II Limited Partnership. (Incorporated by reference to the
   Exhibit 4.1 of the 8-K, filed by the Company on January 14, 1999.)

        4. Power of Attorney, made by Elizabeth L. Celio on December 7, 1998, authorizing Steven L. Grissom to act on her behalf with respect to filings with the Securities and Exchange Commission.

        5.   Joint Filing Agreement set forth below.


                           JOINT FILING AGREEMENT

             By signing this Schedule 13D/A below, each of the Reporting Persons agrees pursuant to Rule 13d-1(f) that this Amendment to
   Schedule 13D is filed on behalf of each Reporting Person.





   CUSIP No.   582266 10 2           13D                          Page 56



                                 SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Date:     January 18, 1999





                                 Richard A. Lumpkin




                                 Gail Gawthrop Lumpkin




                                 Benjamin I. Lumpkin




                                 Elizabeth L. Celio*
                                  By: Steven L. Grissom
                                      Attorney in Fact







   *See Exhibit 4